U.S. SECURITIES AND EXCHANGE COMMISSION
 ________                  Washington, D.C. 20549
|        |
| FORM 3 |     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
|________|
              Filed pursuant to Section 16(a) of the Securities Exchange
               Act of 1934, Section 17(a) of the Public Utility Holding
                Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940
______________________________________________________________________________
|1. Name and Address of |2.Date of Event|4.Issuer and Ticker or Trading Symbol|
|   Reporting Person    |  Requiring    |  Augment Systems, Inc./AUGS         |
|                       |  Statement    |_____________________________________|
|                       |  (mo/day/yr)  |5.Relationship of Reporting Person to|
| Liebson, Laurence S.  |  05/21/98     |  Issuer (check all applicable)      |
|_______________________|_______________|  (X) Director  ( ) 10% Owner        |
|(Last)     (First) (MI)|3.IRS or Social|  (X) Officer   ( ) Other            |
|                       |  Security     |  Chairman, President, CEO           |
| 2 Robbins Road        |  Number of Re-|_____________________________________|
|_______________________|  porting Per- |6.If Amendment, Date of Original     |
|(Street)               |  son (volun.) |  (mo/day/yr)                        |
|                       |               |_____________________________________|
| Westford, MA  01886   |               |6.Individual or Joint/Group Filing   |
|_______________________|               |X-Form filed by One Reporting Person |
|(City) (State) (Zip)   |               | -Form filed by More than One        |
|                       |               |  Reporting Person                   |
|_______________________|_______________|_____________________________________|
|                       |      TABLE I - Non-Derivative Securities            |
|                       |                Beneficially Owned                   |
|_______________________|_____________________________________________________|
|1. Title of Security     |2. Amount of   |3. Ownership  |4. Nature of        |
|   (Instr. 4)            |   Securities  |   Form:Direct|   Indirect         |
|                         |   Beneficially|   (D) or In- |   Beneficial       |
|                         |   Owned       |   direct (I) |   Ownership        |
|                         |   (Instr. 4)  |   (Instr. 5) |   (Instr. 5)       |
|_________________________|_______________|______________|____________________|
|                         |               |              |                    |
|                         |               |              |                    |
|                         |               |              |                    |
|_________________________|_______________|______________|____________________|
|                         |               |              |                    |
|                         |               |              |                    |
|                         |               |              |                    |
|_________________________|_______________|______________|____________________|
Reminder: Report on separate line for each class of securities beneficially
    owned directly or indirectly/(Print or Type Responses)      SEC 1473(7-96)

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
______________________________________________________________________________
|1.Title of Deri- |2.Date Exer-|3.Title and Amount|4.Conver-|5.Owner-|6.Nature| | vative Security| cisable | of Securities | sion or| ship | of In-|
|  (Instr. 4)     |  and Expir-|  Underlying Deri-|  Exer.  | Form of|  direct|
|                 |  ation Date|  vative Security |  Price  | Deriv. |  Bene- |
|                 |  mo/day/yr |  (Instr. 4)      |  of     | ative  |  ficial|
|                 |____________|__________________|  Deriva-| Securi-|  Owner-|
|                 |Date  |Expi-|           |Amount|  tive   | ty: Di-|  ship  |
|                 |Exer- |ra-  |           |or    |  Securi-| rect(D)|  (Instr|
|                 |cis-  |tion |   Title   |Number|  ty     | or In- |  5)    |
|                 |able  |Date |           |of    |         | direct |        |
|                 |      |     |           |Shares|         | (I)    |        |
|_________________|______|_____|___________|______|_________|________|________|
|                 |      |     |           |      |         |        |        |
|                 |      |     |           |      |         |        |        |
|_________________|______|_____|___________|______|_________|________|________|
|                 |      |     |           |      |         |        |        |
|                 |      |     |           |      |         |        |        |
|_________________|______|_____|___________|______|_________|________|________|
|                 |      |     |           |      |         |        |        |
|                 |      |     |           |      |         |        |        |
|_________________|______|_____|___________|______|_________|________|________|


Explanation of Responses:




                                          /s/ Laurence S. Liebson     06/01/98
**Intentional misstatements or omissions  __________________________  ________
  of facts constitute Federal Criminal    **Signature of Reporting      Date
  Violations.  See 18 U.S.C. 1001 and       Person
  15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be
       manually signed.  If space provided is insufficient,
       see Instruction 6 for procedure.

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                                                               SEC 1473 (7-96)